Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is effective as of January 12, 2013, by and between FIRST HARRISON BANK (the “Bank”), a federally chartered financial institution, with its principal offices at 220 Federal Drive NW, Corydon, IN 47112, FIRST CAPITAL, INC. (the “Company”), an Indiana corporation and the holding company of the Bank, and M. CHRISTOPHER FREDERICK (“Executive”).

WHEREAS, Executive serves in a position of substantial responsibility pursuant to an employment agreement with the Bank and the Company dated January 12, 2000 and amended on January 18, 2008; and

WHEREAS, the Bank and the Company desire to continue to assure the services of Executive for the period provided for in this Agreement; and

WHEREAS, Executive desires to continue to remain employed by the Bank and the Company during the term of this Agreement; and

WHEREAS, the parties wish to amend and restate this Agreement to incorporate prior amendments and clarify the terms and conditions of Executive’s employment hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions provided in this Agreement, the parties hereby agree as follows:

1.	Position and Responsibilities.

(a) During the period of Executive’s employment under this Agreement, Executive agrees to serve as Chief Financial Officer of the Bank and the Company. Executive shall perform all duties and shall have all powers which are commonly incident to the office of the Chief Financial Officer, which consistent with the office, are delegated to him by the Board of Directors of the Bank or the Company (collectively referred to herein unless otherwise stated as the “Board of Directors”).

(b) During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Board of Directors, as evidenced by a resolution of the Board of Directors, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board of Directors, will not present any conflict of interest with the Company or its affiliates, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c) The Bank will furnish Executive with the working facilities and staff customary for executive officers with the title and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank.

2.	Term of Employment.

(a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”), and ending on January 12, 2015.

3.	Compensation and Benefits.

(a) Base Salary. The Bank agrees to pay Executive during the term of this Agreement a base salary at the rate of $115,360 per annum, payable in accordance with the Bank’s customary payroll practices. However, payments made pursuant to this Section 3 shall be allocated between the Bank and the Company in proportion to the services rendered and the time expended on such activities by Executive as determined by the Bank and the Company. The Board of Directors shall review at least annually the rate of Executive’s base salary based upon factors it deems relevant, and may maintain or increase his base salary, provided that no such action shall reduce the rate of base salary below the rate in effect on the Effective Date. In the absence of action by the Board of Directors, Executive shall continue to receive a base salary at the per annum rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

(b) Incentive Compensation. Executive shall be eligible to participate in discretionary bonuses or other incentive compensation programs that the Board of Directors may award from time to time to senior management employees pursuant to bonus plans or otherwise.

(c) Reimbursement of business expenses. Executive shall be entitled to reimbursement for all reasonable business expenses (including mileage at the prevailing rate established by the Internal Revenue Service) incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank or the Company and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Bank’s policies and procedures.

(d) Vacation and Holidays. Executive shall take vacation at a time mutually agreed upon by the Bank, the Company and Executive. Executive shall receive his base salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.

(e) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to continue to participate in any employee benefit plans, arrangements and perquisites of the Bank and the Company in which he participated or was eligible to participate as of the Effective Date. Executive shall also be entitled to participate in any employee benefits or perquisites the Bank or the Company offers to full-time employees or executive management in the future. Unless otherwise provided herein, nothing paid to Executive under any compensation or benefit plan shall be deemed to be in lieu of other compensation Executive is entitled to under this Agreement.

4.	Payments to Executive Upon an Event of Termination.

(a) Upon the occurrence of an Event of Termination (as herein defined), the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive’s full-time employment for any reason other than a termination governed by Sections 5 or 7 of this Agreement; or (ii) Executive’s resignation from the Bank and the Company, upon any event constituting “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(i) The assignment to Executive of duties that constitute a material diminution of his authority, duties, or responsibilities;

(ii) A material diminution in Executive’s base salary;

(iii) Relocation of Executive’s principal place of employment by more than 35 miles from its location as of the Effective Date; or

(iv) Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank or the Company shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

(b) Upon Executive’s termination of employment in accordance with paragraph (a) of this Section 4, as of the Date of Termination, as defined in this Agreement, the Bank or the Company shall be obligated to pay Executive, or, in the event of his death following the Date of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, an amount equal to the sum of: (i) the base salary and incentive compensation that would have been paid to Executive for the remaining term of this Agreement had the Event of Termination not occurred (based on Executive’s then current base salary and most recently paid or accrued bonus (incentive compensation) at the time of the Event of Termination), plus (ii) the value, as calculated by a recognized firm customarily performing such valuation, of any stock options which, as of the Date of Termination, have been granted to Executive but are not exercisable by Executive and the value of any restricted stock awards which have been granted to Executive, but in which Executive does not have a non-forfeitable or fully-vested interest as of the Date of Termination, plus (iii) the value of all employee benefits that would have been provided to Executive for the remaining term of this Agreement had the Event of Termination not occurred, based on the most recent level of contribution, accrual or other participation by or on behalf of Executive. All payments made under this Section 4(b) shall be paid in substantially equal monthly installments over the remaining term of this Agreement following the Date of Termination; provided, however, that if the remaining term of the Agreement is less than one (1) year (determined as of the Date of Termination) such payments and benefits shall be paid in a lump sum to Executive (or his estate) within thirty (30) days of the Date of Termination.

(c) In addition to the payments provided for in paragraph (b) of this Section 4, upon Executive’s separation from service in accordance with the provisions of paragraph (a) of this Section 4, to the extent that the Company or the Bank continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive or his dependents participates as of the date of the Event of Termination (each being a “Welfare Plan”), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement. If the Company or the Bank does not offer the Welfare Plans at any time after the Event of Termination, then the Company or the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement.

(d) Payments and benefits provided to Executive under this Section 4 are subject to Executive’s compliance with Section 10 of this Agreement.

5.	Change in Control.

(a) Change in Control Defined. A “Change in Control” of the Company or the Bank shall be deemed to occur if and when (a) there occurs a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act of 1933 and 12 C.F.R. Part 238, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities, (c) the membership of the board of directors of the Company or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Agreement) do not constitute a majority of the Board of Directors at the end of such period, or (d) shareholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company assets, or a plan of partial or complete liquidation.

(b) If a Change in Control, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent involuntary termination following the effective date of a Change in Control (or voluntary termination within twelve (12) months of the effective date of a Change in Control for Good Reason (as defined in Section 4 of this Agreement), unless such termination is because of his death, retirement as provided in Section 7, Termination for Cause, or termination for Disability.

(c) Upon the occurrence of a Change in Control followed by Executive’s termination of employment as noted in paragraph (b) above, the Company or its successor shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to 2.99 times Executive’s “base amount,” within the meaning of §280G(b)(3) of the Internal Revenue Code of 1986 (“Code”), as amended. Such payment shall be made in a lump sum paid within ten (10) days of Executive’s Date of Termination.

(d) Upon the occurrence of a Change in Control followed by Executive’s termination of employment as noted in paragraph (b) above, the Company or its successor will cause to be continued

life, medical, dental and disability coverage substantially identical to the coverage maintained for Executive prior to his severance. Such coverage shall cease upon the expiration of thirty-six (36) months. In addition, Executive shall be entitled to receive the value of employer contributions that would have been made on Executive’s behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank or the Company as of the Date of Termination.

6.	Change in Control Related Provisions.

Notwithstanding anything to the contrary in this Agreement, in the event that the aggregate payments or benefits to be made or afforded to Executive under Section 5 of this Agreement, together with any other payments or benefits received or to be received by Executive in connection with a Change in Control, would be deemed to include an “excess parachute payment” under §280G of the Code, then, at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times Executive’s “base amount” under §280G(b)(3) of the Code or (ii) the payments or benefits to be provided under this Section 5 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits to be determined by Executive.

7.	Termination for Cause.

For purposes of this Agreement, “Termination for Cause” shall include termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar infractions) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause pursuant to this Section 7 unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

8.	Notice.

(a) Any purported termination by the Bank, the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination.

9.	Non-Competition and Non-Disclosure.

(a) Upon any termination of Executive’s employment pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Company or its affiliates for a period of one (1) year following such termination in any city, town or county in which Executive’s normal business office is located and the Bank or any of its affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or its affiliates. The parties hereto, recognizing that irreparable injury will result to the Bank or its affiliates, its business and property in the event of Executive’s breach of this Subsection 9(a), agree that in the event of any such breach by Executive, the Bank or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 4 of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company and its affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and its affiliates. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank and its affiliates thereof to any person, firm, corporation or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or its affiliates. In the event of a breach or threatened breach by Executive of the provisions of this Section 9(b), the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Bank or its affiliates or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

10.	Death, Disability, Retirement and Voluntary Termination without Good Reason.

(a) Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the term of this Agreement, the Bank shall immediately pay his estate any salary and bonus accrued but unpaid as of the date of his death. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Bank or the Company.

(b) Disability.

(i) If Executive shall become disabled as defined in the Bank’s then current disability plan (or, if no such plan is then in effect, if Executive is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code as determined by a physician designated by the Board of Directors) the Bank or the Company may terminate Executive’s employment for “Disability.”

(ii) Upon Executive’s termination of employment for Disability the Bank will pay Executive, as disability pay, a bi-weekly payment equal to three-quarters (3/4) of Executive’s semi-monthly rate of base salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank and the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive, the Company and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of sixty-five (65); (iv) Executive’s death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to Executive under any plan of the Bank providing disability benefits to Executive.

(c) Retirement. Upon Executive’s termination of employment on or after age sixty-five (65) he shall be entitled to all benefits under any retirement plan maintained by the Bank or the Company.

(d) Voluntary Termination without Good Reason. Upon Executive’s voluntary termination of employment during the term of this Agreement (other than for Good Reason), the Company or the Bank shall pay Executive his base salary and accrued bonus through his Date of Termination.

11.	Source of Payments.

All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.	Effect of Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, the Company or any predecessor of the Bank and the Company, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

14.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Indiana, without regard to principles of conflicts of law of Indiana.

18.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

19.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank or the Company only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

20.	Indemnification.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of him having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.

21.	Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

22.	Required Provisions.

In the event any of the provisions of this Section 22 are in conflict with the other terms of this Agreement, this Section 22 shall prevail.

(a) The Board of Directors may terminate Executive’s employment at any time, but any termination, other than a Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 of this Agreement.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the director of the Office of the Comptroller of the Currency (the “OCC”) or the director’s designee (the “Director”), at the time the OCC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

(f) Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

23.	Section 409A of the Code.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 4(b) or 5(c), (e) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 4(b) or 5(c), (e) to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 4(c) or 5(d) it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 4(c) or 5(d) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 24(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

24.	Miscellaneous

Executive shall, upon reasonable notice, furnish information and assistance as may be reasonably required by the Bank or the Company in connection with any litigation to which the Bank, Company or any affiliates of the Bank or the Company is, or may become, a party.

SIGNATURES

IN WITNESS WHEREOF, First Harrison Bank and First Capital, Inc. have caused this Agreement to be executed by their duly authorized officers and directors, and Executive has signed this Agreement, on March     , 2013.

ATTEST:	FIRST HARRISON BANK

By:
For the Entire Board of Directors

ATTEST:	FIRST CAPITAL, INC.

By:
For the Entire Board of Directors

[SEAL]

WITNESS:	EXECUTIVE